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FOR IMMEDIATE RELEASE

ALEXANDER & BALDWIN ANNOUNCES RETIREMENT, PROMOTIONS

HONOLULU—(February 28, 2011)—Alexander & Baldwin, Inc. President and CEO Stanley M. Kuriyama today announced management changes that will facilitate a smooth transition of leadership upon the planned retirement of Norbert M. Buelsing, president of A&B Properties, Inc., the real estate subsidiary of Alexander & Baldwin, Inc. (NYSE: ALEX) (A&B).  Buelsing has served as president of A&B Properties since October 2008, and first joined A&B in 1990.  He has not yet set a firm date for his retirement and has agreed to stay on while other transitions, described below, are implemented.

Kuriyama announced the following organizational changes:

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Christopher J. Benjamin, currently senior vice president, chief financial officer and treasurer of A&B and general manager of Hawaiian Commercial & Sugar Company (HC&S), will be promoted to president, A&B Land Group, reporting to Kuriyama.  The Land Group includes A&B Properties and the Company’s various agricultural businesses.

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Rick W. Volner Jr., currently senior vice president of agricultural operations at HC&S, will be promoted to general manager of HC&S, and will continue to report to Benjamin.   This promotion will be effective April 1, 2011.

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To facilitate the replacement of Benjamin as A&B’s Chief Financial Officer, the Company has initiated a search with Russell Reynolds Associates, a global executive search firm.  Buelsing’s retirement and Benjamin’s appointment to his new role will be effective upon the hiring of a CFO.

"Norb has been an invaluable contributor to A&B over the past 20 years, and deserves credit for growing the Company’s outstanding commercial portfolio from just 16 properties in 1990 to 46 properties today, and building tremendous value for our shareholders in the process,” Kuriyama said.  “Under his leadership, A&B Properties has weathered the recent economic cycle remarkably well, and has positioned itself for growth in the recovering economy.  I appreciate his willingness to facilitate a smooth transition over the next several months before his well-deserved retirement.”

 “Chris Benjamin has served the company extremely well as our chief financial officer, and his success in the remarkable turnaround of HC&S this past year has led to this major expansion of his operating responsibilities,” Kuriyama continued.  “His effective leadership skills, strategic capabilities and knowledge of our agricultural businesses will allow the company to continue to exercise responsible stewardship over, and value creation from, our lands and I have no doubt he will be able to build upon the success we have achieved in our real estate business.  Chris will also remain in charge of the company’s evaluation of renewable energy opportunities, which are of critical strategic importance to the future of HC&S.”

Benjamin commented on Volner’s promotion: “Rick has been an integral part of the transformation that has taken place at HC&S, leading the agricultural team that increased sugar production by 35 percent from 2009 to 2010. As a Maui native, he combines a profound understanding of and respect for the local community with his deep knowledge of sugar farming and milling operations.  Rick’s family has had a long history of contributions to HC&S.  Rick’s great grandparents worked for Maui Agricultural Company, a predecessor of HC&S, and both his grandparents worked at HC&S, where his grandmother retired after 46 years of service.  I am thrilled that we are able to recognize Rick by promoting him to the position of general manager of HC&S.”

Additional information follows:

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Norbert M. Buelsing joined A&B-Hawaii, Inc., which then was A&B's property management and development and food products subsidiary, in 1990 as vice president and was promoted to senior vice president a year later.  In 1997, he was named executive vice president of A&B Properties, Inc.  In 2008 he was named president of A&B Properties.  Before joining A&B he was executive vice president and chief operating officer for Chaney Brooks & Company, a Hawaii real estate firm, where he enjoyed a nine-year career.

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Christopher J. Benjamin joined Alexander & Baldwin in 2001 as director of corporate development and was promoted to vice president in 2003.  In 2004, he was named chief financial officer and in 2005 was promoted to senior vice president.  In 2006 he was named treasurer of Alexander & Baldwin.  In 2009, Benjamin was named general manager of HC&S, and in 2010 took on responsibility for overseeing A&B’s other agribusiness operations, including Kauai Coffee Company.  Prior to joining A&B, Benjamin had worked for General Motors Corporation, Sony Corporation, Booz-Allen & Hamilton and The Queen’s Health Systems.  Benjamin holds a bachelor’s degree in economics from the University of Michigan and a master’s degree in business administration from Harvard Business School.

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Rick W. Volner, Jr. joined HC&S in 1997 as an agricultural engineer and has progressed through a series of roles, including farm manager, vice president – farm operations, and most recently senior vice president agricultural operations.  Prior to joining HC&S, Volner worked for the Honolulu Board of Water Supply for four years.  Volner holds a bachelor’s degree in mechanical engineering from the University of Hawaii at Manoa.

Alexander & Baldwin, Inc., headquartered in Honolulu, Hawaii, is engaged in ocean transportation and logistics services through its subsidiaries, Matson Navigation Company, Inc. and Matson Integrated Logistics, Inc.; in real estate, through A&B Properties, Inc.; and in agribusiness, through Hawaiian Commercial & Sugar Company and Kauai Coffee Company, Inc. Additional information about A&B may be found at its web site: www.alexanderbaldwin.com

Statements in this press release that are not historical facts are "forward-looking statements," within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. Factors that could cause actual results to differ materially from those contemplated in the statements include, without limitation, overall economic conditions, failure to satisfy the closing conditions set forth in the definitive agreement and other risks associated generally with acquisitions and developments. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with our Annual Report on Form 10-K and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release.

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